Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay W. Freeland, Peter G. Abram and Jody S. Gale, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement or Registration Statements on Form S-8 of FARO Technologies, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the FARO Technologies, Inc. 2014 Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on this 31st day of July, 2014, by the following persons.

/s/ Lynn Brubaker	Director
Lynn Brubaker

/s/ John E. Caldwell	Director
John E. Caldwell

/s/ Stephen R. Cole	Director
Stephen R. Cole

/s/ John Donofrio	Director
John Donofrio

/s/ Simon Raab	Chairman of the Board and Director
Simon Raab

/s/ Marvin R. Sambur	Director
Marvin R. Sambur